Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

NV5 HOLDINGS, INC.

It is hereby certified that:

1.     The name of the corporation is NV5 Holdings, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

2.     The Certificate is hereby amended by deleting ARTICLE I in its entirety and inserting the following new ARTICLE I in lieu thereof:

ARTICLE I

The name of this Corporation shall be NV5 GLOBAL, INC.

3.     The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL.

4.     Except as hereby amended, the Certificate of Incorporation of the Corporation, as amended, shall remain unchanged.

5.     This amendment shall be effective as of the date of filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be executed by its duly authorized officer this 8th day of December, 2015.

NV5 HOLDINGS, INC.

By:	/s/ Richard Tong
Name:	Richard Tong
Title:	Executive Vice President